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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF ELIMINATION
                                     OF THE
                        7.82% CUMULATIVE PREFERRED STOCK
                             ($200.00 Stated Value)
                      OF MORGAN STANLEY DEAN WITTER & CO.


                       (Pursuant to Section 151(g) of the
               General Corporation Law of the State of Delaware)


     Morgan Stanley Dean Witter & Co., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

     FIRST: The Corporation's Amended and Restated Certificate of Corporation authorizes the issuance of 611,238 shares of a series of Preferred Stock designated 7.82% Cumulative Preferred Stock, par value $0.01 per share, with a stated value of $200.00 per share (the "7.82% Preferred Stock").

     SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), the Preferred Stock Financing Committee of the Board of Directors of the Corporation adopted the following resolutions:

          RESOLVED FURTHER, that none of the authorized shares of the 7.82% Preferred Stock are outstanding and none of the authorized shares of such series of Preferred Stock will be issued; and


          RESOLVED FURTHER, that any officer of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by
          Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, substantially in the form attached as Exhibit A, with such changes therein as the officer executing the same may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by such officer's execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the 7.82% Preferred Stock in the Amended and Restated Certificate of Incorporation of the Corporation shall be eliminated and the shares of 7.82% Preferred Stock shall resume the status of authorized and unissued shares of Preferred Stock of the Corporation, without designation as to series.

     THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all references to 7.82% Preferred Stock in the Amended and Restated Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are
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returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Martin M. Cohen, its assistant Secretary, this 2nd day of March, 1999.


                                  MORGAN STANLEY DEAN WITTER & CO.


                                  By     /s/ Martin M. Cohen
                                         --------------------
                                  Name:  Martin M. Cohen
                                  Title: Assistant Secretary

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